Exhibit 99
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com	Media Contact Michael Lane D +1 610 358 6388 Michael.Lane@axalta.com

For Immediate Release

Axalta Updates Financial Guidance to Reflect Ongoing Impacts of Customer Supply Chain Shortages and Raw Material and Logistics Constraints
GLEN MILLS, PA, September 20, 2021 — Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, provided an update to third quarter and full-year 2021 financial guidance given the ongoing supply chain issues its Mobility customers are experiencing as well as continued raw material inflation and supply chain and logistics constraints impacting the coatings industry. Axalta expects Net Sales for the third quarter to decrease by approximately $40 million relative to volume levels assumed in previously communicated guidance, and for Adjusted EBIT to be reported between $130-140 million, benefiting from positive business mix, ongoing price increases, and continued cost actions. The prior guidance for Q3 Adjusted EBIT (noted as ~20% of the full year target) was $138 million at the midpoint of the range. For full-year 2021, Axalta is withdrawing its previously communicated guidance due to the uncertainty related to these factors and expected financial impacts during the fourth quarter.
Since Axalta provided its third quarter and full-year 2021 guidance on July 26, 2021, Net Sales volumes have continued to be impacted by customer supply chain disruptions, most notably in the Light Vehicle end-market, where semiconductor chip and other supply shortages have continued largely unabated. Industry forecasts for light vehicle production now call for these disruptions to continue into 2022, and Axalta now anticipates global production impacts to total approximately 11 million units for the full year 2021, compared with the previous assumption of 7 million units. In addition, recent weather events in the Southeast U.S. and ongoing global raw material supply and logistics constraints have resulted in continued cost inflation and supply constraints in excess of that anticipated in previously provided guidance.
Despite the impact of Mobility customer component shortages and supply chain challenges, underlying demand in Performance Coatings end-markets remains strong. Inventory on hand in customer channels remains below normal levels, which Axalta expects will support a Net Sales recovery as COVID-19-related impacts and supply chain dynamics ease over time. Axalta expects Net Sales volumes in both Refinish and Industrial end-markets to remain consistent with previously communicated guidance. On a consolidated basis, Axalta believes that strong global demand, supported by active growth initiatives, and a focus on addressing inflationary pressures with price increases, will support a continued recovery in both Net Sales and profit during 2022 and beyond.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including the effects of COVID-19 on Axalta’s business and financial results. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The impact and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
This release includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBIT. Management uses non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Our use of the term Adjusted EBIT may differ from that of others in our industry. Adjusted EBIT should not be considered as an alternative to performance measures derived in accordance with GAAP as a measure of earnings. Adjusted EBIT has important limitations as an analytical tool and should be considered in conjunction with, and not as a substitute for, our results as reported under GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBIT on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.
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